UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2023

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2321 NE Argyle Street, Unit D

Portland, Oregon 97211

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

Nasdaq Minimum Bid Price Requirement

On June 3, 2022 Eastside Distilling received written notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) that, for the preceding 30 consecutive business days, the closing bid price for Eastside Distilling’s Common Stock had been below $1.00 per share and, as a result, Eastside Distilling was not in compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). In accordance with Nasdaq rules, Eastside Distilling was provided a period of 180 calendar days, or until November 30, 2022, to regain compliance with the Bid Price Requirement. On December 1, 2002, the Staff extended the period within which Eastside Distilling could regain compliance with the Bid Price Requirement to May 30, 2023.

On May 30, 2023, the Staff informed Eastside Distilling that its common stock had regained compliance with the Bid Price Requirement.

Nasdaq Stockholders” Equity Requirement

On April 5, 2023, Eastside Distilling, Inc. received a deficiency letter from the Nasdaq Staff notifying Eastside Distilling that its stockholders’ equity as reported in its Annual Report on Form 10-K for the period ending December 31, 2022, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) for the Nasdaq Capital Market, which requires that a listed company’s stockholders’ equity be at least $2.5 million. As reported on its Form 10-K, the Company’s stockholders’ equity as of December 31, 2022 was a deficit of approximately $(1.5) million.

The notification provided Eastside Distilling a period of 45 calendar days, or until May 22, 2023, to submit a plan to regain compliance with the Equity Rule Requirement. Eastside Distilling submitted its plan on May 22, 2023. On June 8, 2023 the Staff extended to September 30, 2023 the date by which Eastside Distilling may regain compliance with the Equity Rule.

The plan for returning to compliance with the Equity Rule submitted by Eastside Distilling relies primarily on our achievement of three improvements to equity:

●	Entry into a binding agreement with our principal creditors incorporating terms now set forth in a non-binding Term Sheet, which contemplates exchange of $6.2 million of debt for equity at an exchange rate of no less than $4.00 per common share equivalent and no more than $4.80 per common share equivalent.

●	Consummating an at-the-market offering of common stock for proceeds of not less than $1.3 million.

●	Achieving a steady month-to-month increase in sales, particularly through increased utilization of our new Hinterkopf can printer.

In the event that Eastside Distilling is unable to demonstrate compliance with the Equity Rule as of September 30, 2023, its common stock will be subject to delisting from Nasdaq.

Item 7.01 Regulation FD Disclosure.

On June 14, 2023, Eastside issued a press release, the text of which is furnished as Exhibit 99.1 to this current report. The press release contained information relating to the events described under Item 3.01 above.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of Eastside under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibits

99.1	Press release dated June 13, 2023
104	Cover page interactive data file (embedded within the iXBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2023

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Executive Officer